Exhibit 10.8

THE WHITEWAVE FOODS COMPANY

EXECUTIVE SEVERANCE PAY PLAN

Article 1. Purpose of the Plan

The purpose of The WhiteWave Executive Severance Pay Plan (the “Plan”) is to provide severance benefits to executive officers and certain other designated officers or employees of The WhiteWave Foods Company (the “Company”) and its Subsidiaries whose employment terminates under the circumstances described below.

Article 2. Definitions

Certain Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

“Administrator” means a committee comprised of the following officers of the Company: the Chief Executive Officer, the General Counsel and the senior HR officer or, if at any time no person serves in any such office or is then acting in such capacity, the person fulfilling a substantially similar role; provided, however, that no such officer shall be authorized to act with respect to any manner that relates to his or her specific entitlements under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means (a) Participant’s conviction of any crime deemed by the Company to make the Participant’s continued employment untenable; (b) Participant’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (c) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (d) the breach by a Participant of any written covenant or agreement with the Company or (e) Participant’s failure to comply with or breach of the Company’s “code of conduct” in effect from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corresponding Severance Period” means a period of years equal to the multiple applicable to the Participant’s Base Pay/Salary and Incentive Pay/Bonus in accordance with Exhibit A hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means a termination of a Participant’s employment by such Participant following the occurrence of one or more of the following events: (a) a material reduction in the Participant’s annual base salary or target annual bonus opportunity (unless a similar reduction is applied broadly to similarly situated employees), (b) a material reduction in the scope of a Participant’s duties and responsibilities, or (c) the relocation of the Participant’s principal place of employment to a location that is more than 50 miles from such prior location of employment. In order for a termination by the Executive to constitute a termination for Good Reason, (i) the Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 90th day after it has arisen or occurred, (ii) the Company must not have cured such circumstances within 30 days of receipt of such notice, and (iii) the Executive terminates employment within 6 months of the date on which the circumstances claimed to constitute Good Reason first arose or occurred.

“Long-Term Incentive Awards” means any grant of long-term incentive awards, including, but not limited to, long-term cash plans, stock options, restricted stock and restricted stock units, and other equity-based awards made to any Participant.

“Participant” means any employee who satisfies the eligibility requirements of Section 3.

“Qualifying Termination” means (a) the involuntary termination of a Participant’s employment by the Company (other than for Cause) or (b) the voluntary termination of a Participant’s employment with the Company for Good Reason. For all purposes under this Plan, an Executive shall not have a “termination of employment” (and corollary terms) from the Company unless and until the Executive has a “separation from service” from the Company (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied in accordance with such rules as shall be established by the Company from time to time).

“Severance Benefits” means the amounts and benefits provided in Exhibit A hereto.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

“Termination Date” means the date of the Participant’s termination of employment.

Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Article 3. Eligibility

Eligibility under the Plan is limited to the executives and officers of the Company and its Subsidiaries (a) having (i) the title of Senior Vice President and above and a minimum salary grade designated by the Administrator, or (ii) the title of Vice President and a minimum salary grade designated by the Administrator, and (b) such other officers or executives of the Company as the Administrator shall from time to time designate as eligible to participate in the Plan at such level of participation as the Administrator may determine.

Article 4. Severance Benefits

4.1 Severance Benefits. Each Participant who experiences a Qualifying Termination and who satisfies any additional conditions imposed pursuant to Section 4.3 shall receive the applicable Severance Benefits as provided in Exhibit A hereto. Severance Benefits shall be reduced by such amounts as may be required under all applicable federal, state, local or other laws or regulations to be withheld or paid over with respect to such payment. No Participant shall be entitled to duplicate benefits pursuant to this Plan and any other plan or agreement and no Participant shall receive any Severance Benefits upon a termination of employment other than a Qualifying Termination.

4.2 Time of Payment of Severance Benefits. If a Participant incurs a Qualifying Termination, subject to the satisfaction of the conditions set forth in section 4.3, all Severance Benefits (a) calculated by reference to Base Pay/Salary or Incentive Pay/Bonus or other forms of compensation that are not contingent on the achievement of performance criteria other than (or in addition to) the value of the Company’s common stock shall be payable within 70 days after the Termination Date and (b) all Severance Benefits that are contingent on the achievement of performance criteria other than (or in addition to) the value of the Company’s common stock shall be paid not later than two and one half months after the end of the applicable performance measurement period, unless the award agreement under which such performance based compensation is awarded requires payment to be made at a different date (e.g., such as to comply with any six month delay required on the payment of deferred compensation to any Participant who is a specified employee within the meaning of Section 409A of the Code). Notwithstanding the foregoing, to the extent that any portion of the Severance Benefits hereunder is deferred compensation subject to the provisions of Section 409A of the Code, in no event shall such portion of such Severance Benefits be paid prior to the last date by which a Participant who has incurred a Qualifying Termination would be required to deliver the release required under, or to agree to comply with any additional conditions imposed pursuant to, Section 4.3.

4.3 Conditions to Payment. Notwithstanding anything contained in the Plan to the contrary, (a) payment of any Severance Benefits shall be conditioned upon the execution and non-revocation by Participant of a release in a form and in substance reasonably satisfactory to the Administrator within 60 (sixty) days after the Participant’s Termination Date and (b) the Administrator may condition the Participant’s receipt of all or any portion of the Severance Benefits upon the Participant’s agreement to such additional conditions as the Administrator may deem necessary or appropriate to promote the interests of the Company, including the execution by Participant of an agreement not to compete with, not to solicit employees or customers from, and/or not to use or disclose confidential information of, the Company and its Subsidiaries during a period of time not exceeding the Participant’s Corresponding Severance Period. Any conditions imposed by the Administrator under subclause (b) of the immediately preceding sentence shall be communicated to the Participant not later than five (5) business days after the Participant’s Termination Date, and must be agreed to by the Participant within sixty (60) days following the Participant’s Termination Date in order for the Participant to be eligible to receive the Severance Benefits subject to such condition.

4.4 Other Benefits. A Participant shall not be entitled to any severance pay, notice pay or other similar benefits except as provided in this Plan; provided that if the Participant becomes entitled to severance benefits under an individual agreement entered into between the Company and the Participant, the Participant shall be entitled only to the benefits provided under such individual agreement. Except as provided in this Plan, a Participant’s rights under any employee benefit plans maintained by the Company shall be determined in accordance with the provisions of such plans.

Article 5. Method of Funding

Nothing in the Plan shall be interpreted as requiring the Company to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan shall have any right, title or claim in or to any specific assets of the Company, but shall have the right only as a general creditor to receive benefits on the terms and conditions provided in the Plan.

Article 6. Administration of the Plan

6.1 Authority of Administrator. The Plan shall be administered by the Administrator, who shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret, construe and apply any provisions of the Plan. Any decisions of the Administrator shall be final and binding on all parties. The Administrator shall be the Plan Administrator and named fiduciary of the Plan for purposes of ERISA. The Administrator may delegate to any person, committee or entity any of his or her respective duties hereunder and the decisions of any such person with respect to such delegated matters shall be final and binding in accordance with the first paragraph of this section. This section shall constitute the Plan’s procedures for the allocation of responsibilities for the operation and administration of the Plan (within the meaning of Section 405(c) of ERISA).

6.2 Claim Appeal Process. Any Executive who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Administrator to be payable, may file a claim in writing with the Administrator specifying the reasons for such claim. The Administrator shall, within 60 days of after receipt of such written claim, send a written notification to the Executive as to the disposition of such claim. In the event that such claim is denied in whole or in part, such written notification shall be written in a manner calculated to be understood by the claimant and shall (a) state the specific reason or reasons for the denial, (b) make specific reference to the pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Executive may appeal the denial of such claim. The Executive (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Administrator within 60 days after receipt of such denial. Such Executive (or his or her duly authorized representative) may, upon written request to the Administrator, review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time but in no event more than 120 days after such receipt), the Administrator shall notify the Executive of the final decision with respect to such claim. Such final decision shall be in writing and shall include specific reasons for such decision, written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provisions on which such decision is based.

Article 7. Amendment or Termination of the Plan

Notwithstanding anything in the Plan to the contrary, the Company’s Board of Directors or the Compensation Committee of the Board may amend, modify or terminate the Plan at any time by written instrument; provided that any such amendment, modification or termination shall not (a) with respect to any Participant who has an employment or other written agreement with the Company explicitly providing for participation in this Plan, result in the loss of any material or substantive rights for such Participant or (b) with respect to any Participant, deprive such Participant of any payment or benefit that the Plan Administrator previously has determined is payable to such Participant under the Plan. In addition, the Administrator shall have the right at any time to make any amendments to the Plan that could be made by the Board of Directors or the Compensation Committee of the Board under the preceding sentence, including modifying the timing and form of payment of all or any portion of Severance Benefits or other payments described herein, if, in the sole discretion of the Plan Administrator, any such amendment is necessary or advisable as a result of changes in law or to avoid the imposition of an additional tax, interest or penalty under section 409A of the Code and regulations promulgated thereunder.

Article 8. Miscellaneous

8.1 Headings. Headings of sections in this instrument are for convenience only, and do not constitute any part of the Plan.

8.2 Severability. If any provision of this Plan or the rules and regulations made pursuant to the Plan are held to be invalid or illegal for any reason, such illegality or invalidity shall not affect the remaining portions of this Plan.

8.3 Effective Date; Effect on Prior Plans. The Plan is effective on the date that Dean Foods Company no longer owns a controlling interest in the Company. With respect to any employee who is eligible to receive benefits under the Plan and as of the date that the Plan becomes effective, the Plan supersedes any and all prior severance plans, agreements, programs and policies to the extent applicable to such employees, including any severance plan or benefits of Dean Foods Company that was available to the employee during the period in which Dean Foods Company owned a controlling interest in the Company.

8.4 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, and its respective successors and assigns and shall be binding upon and inure to the benefit of a Participant and his or her legal representatives, heirs and assigns. No rights, obligations or liabilities of a Participant hereunder shall be assignable without the prior written consent of the Company.

8.5 Governing Law. The Plan shall be construed and enforced in accordance with ERISA and the laws of the State of Delaware to the extent such laws are not preempted by ERISA.

8.6 Section 409A. This Plan is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to a Participant pursuant to this Plan are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Plan would subject a Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Participant shall cooperate diligently to amend the terms of this Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Plan. To the extent any amounts under this Plan are payable by reference to a Participant’s “termination of employment,” such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, if a Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Plan would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of Participant’s death. Any reimbursement or advancement payable to a Participant pursuant to this Plan or otherwise shall be conditioned on the submission by the Participant of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Participant within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan or otherwise shall not be subject to liquidation or exchange for any other benefit.

EXHIBIT A

SEVERANCE BENEFITS

	Chief Executive Officer	Other Executive Officers	Senior Vice-Presidents	Vice Presidents Grades 20-22
Base Pay/Salary	2 x current base salary	2 x current base salary	1.5 x current base salary	1 x current base salary

Incentive Pay/Bonus	2 x current annual bonus target	2 x current annual bonus target	1.5 x current annual bonus target	1 x current annual bonus target

Long-Term Incentive Awards (“LTI Awards”)	Cash payment made for the in-the-money value of all outstanding and unvested LTI Awards that would vest over the 36 months following the Termination Date. Except as provided below, the value of awards related to WhiteWave stock shall be based on average closing price of WhiteWave stock measured over 30 days immediately following the Termination Date, but net of any exercise or base price applicable to such award. Cash-based awards and stock-based awards, payment of which is contingent upon the satisfaction of performance criteria, shall be valued based on the otherwise applicable formula in respect of such award, except that, unless otherwise expressly provided in the terms of such award, measurement of any performance criteria shall occur as of the end of the calendar year that includes the Termination Date.	Cash payment made for the in-the-money value of all outstanding and unvested LTI Awards that would vest over the 24 months following the Termination Date. Except as provided below, the value of awards related to WhiteWave stock shall be based on average closing price of WhiteWave stock measured over 30 days immediately following the Termination Date, but net of any exercise or base price applicable to such award. Cash-based awards and stock-based awards, payment of which is contingent upon the satisfaction of performance criteria, shall be valued based on the otherwise applicable formula in respect of such award, except that, unless otherwise expressly provided in the terms of such award, measurement of any performance criteria shall occur as of the end of the calendar year that includes the Termination Date.	Cash payment made for the in-the-money value of all outstanding and unvested LTI Awards that would vest over the 18 months following the Termination Date. Except as provided below, the value of awards related to WhiteWave stock shall be based on average closing price of WhiteWave stock measured over 30 days immediately following the Termination Date but net of any exercise or base price applicable to such award. Cash-based awards and stock-based awards, payment of which is contingent upon the satisfaction of performance criteria, shall be valued based on the otherwise applicable formula in respect of such award, except that, unless otherwise expressly provided in the terms of such award, measurement of any performance criteria shall occur as of the end of the calendar year that includes the Termination Date.	Cash payment made for the in-the-money value of all outstanding and unvested LTI Awards that would vest over the 12 months following the Termination Date. Except as provided below, the value of awards related to WhiteWave stock shall be based on average closing price of WhiteWave stock measured over 30 days immediately following the Termination Date but net of any exercise or base price applicable to such award. Cash-based awards and stock-based awards, payment of which is contingent upon the satisfaction of performance criteria, shall be valued based on the otherwise applicable formula in respect of such award, except that, unless otherwise expressly provided in the terms of such award, measurement of any performance criteria shall occur as of the end of the calendar year that includes the Termination Date.

Healthcare	Cash payment of $25,000 which may be used to pay COBRA expenses	Cash payment of $25,000 which may be used to pay COBRA expenses	Cash payment of $20,000 which may be used to pay COBRA expenses	Cash payment of $15,000 which may be used to pay COBRA expenses

	Chief Executive Officer	Other Executive Officers	Senior Vice-Presidents	Vice Presidents Grades 20-22
Outplacement	Cash payment of $25,000; office and administrative support for 24 months	Cash payment of $25,000	Cash payment of $20,000	Cash payment of $15,000

Current Year Bonus	Payment of a pro-rata bonus based on months actively employed during the year and the Participant’s target bonus for the year of termination. If the Participant is a person who the Company reasonably determines could have been a covered employee within the meaning of Section 162(m) of the Code for the year in which his or her employment terminates, and such bonus has been designed to be performance based compensation exempt from the limitation in such Section 162(m), then payment of such pro-rated bonus shall be contingent upon satisfaction of the performance criteria otherwise applicable to the payment of such bonus.	Payment of a pro-rata bonus based on months actively employed during the year and the Participant’s target bonus for the year of termination. If the Participant is a person who the Company reasonably determines could have been a covered employee within the meaning of Section 162(m) of the Code for the year in which his or her employment terminates, and such bonus has been designed to be performance based compensation exempt from the limitation in such Section 162(m), then payment of such pro-rated bonus shall be contingent upon satisfaction of the performance criteria otherwise applicable to the payment of such bonus.	Payment of a pro-rata bonus based on months actively employed during the year and the Participant’s target bonus for the year of termination. If the Participant is a person who the Company reasonably determines could have been a covered employee within the meaning of Section 162(m) of the Code for the year in which his or her employment terminates, and such bonus has been designed to be performance based compensation exempt from the limitation in such Section 162(m), then payment of such pro-rated bonus shall be contingent upon satisfaction of the performance criteria otherwise applicable to the payment of such bonus.	Payment of a pro-rata bonus based on months actively employed during the year and the Participant’s target bonus for the year of termination. If the Participant is a person who the Company reasonably determines could have been a covered employee within the meaning of Section 162(m) of the Code for the year in which his or her employment terminates, and such bonus has been designed to be performance based compensation exempt from the limitation in such Section 162(m), then payment of such pro-rated bonus shall be contingent upon satisfaction of the performance criteria otherwise applicable to the payment of such bonus.